Exhibit 99.3

VERITEQ ACQUISITION CORPORATION AND SUBSIDIARIES

(A Development Stage Company)

FINANCIAL STATEMENTS (Unaudited)

CONTENTS

Page

Condensed Consolidated Balance Sheets as of June 30, 2013 (unaudited) and December 31, 2012	2

Condensed Consolidated Statements of Operations for the six-months ended June 30, 2013 and 2012 and for the period from December 14, 2011 (Inception) to June 30, 2013	3

Condensed Consolidated Statement of Stockholders’ Deficit for the six-months ended June 30, 2013	4

Condensed Consolidated Statements of Cash Flows for the six-months ended June 30, 2013 and 2012 and for the period from December 14, 2011 (Inception) to June 30, 2013	5

Notes to Condensed Consolidated Financial Statements	6

VeriTeQ Acquisition Corporation and Subsidiaries

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands, except par value)

	June 30,	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets:
Cash	$1	$183
Total current assets	1	183

Deposits	10	—
Intangible assets, net	7,315	7,612
Total assets	$7,326	$7,795

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable, net of discounts (including $175 and $232 to related parties, respectively)	$175	$326
Accounts payable	371	82
Accrued expenses (including $1,202 and $724 to related parties, respectively)	1,642	1,072
Liability to related party under shared services agreement	273	138
Total current liabilities	2,461	1,618

Commitments and contingencies
Note payable to related party, net of discount	41	78
Subordinated convertible debt with an embedded convertible option, at fair value	2,137	2,137
Estimated royalty obligations	3,965	4,000
Total liabilities	8,604	7,833

Stockholders’ deficit:
Common shares ($.01 par value; shares authorized 100,000 and 50,000, respectively; shares issued and outstanding, 43,049 and 36,793, respectively)	430	368
Additional paid-in-capital	2,767	1,217
Accumulated deficit during the development stage	(4,475)	(1,623)
Total stockholders’ deficit	(1,278)	(38)
Total liabilities and stockholders’ deficit	$7,326	$7,795

See the accompanying notes to consolidated financial statements.

VeriTeQ Acquisition Corporation and Subsidiaries

(A Development Stage Company)

Consolidated Statements of Operations

(in thousands, except per share data)

	For the Six- Months Ended June 30, 2013	For the Six- Months Ended June 30, 2012	From December 14, 2011(Inception) to June 30, 2013
Operating Expenses:

Selling, general and administrative expenses	$2,109	$612	$4,191
Amortization expense	297	84	505
Total operating expenses	2,406	696	4,696
Interest expense	446	13	579

Loss before income taxes	(2,852)	(709)	(5,275)
Benefit for income taxes	—	274	800

Net loss	$(2,852)	$(435)	$(4,475)

Net loss per common share — basic and diluted	$(0.07)	$(0.01)	$—

Weighted average number of common shares outstanding — basic and diluted	41,458	31,601

See the accompanying notes to consolidated financial statements.

VeriTeQ Acquisition Corporation and Subsidiaries

(A Development Stage Company)
Consolidated Statements of Stockholders’ Deficit
For the Six-Months Ended June 30, 2013

(in thousands)

	Common Stock
	Number	Amount	Additional Paid-In Capital	Accumulated Deficit during development stage	Total Stockholders’ Deficit

Balance, December 31, 2012	36,793	$368	$1,217	$(1,623)	$(38)

Net loss	—	—	—	(2,852)	(2,852)
Issuance of restricted stock for compensation, January 2013	4,500	45	(45)	—	—
Issuance of common stock and warrants for note conversion, March 2013	500	5	190	—	195
Issuance of warrants in connection with note payable, April 2013	—	—	35	—	35
Issuance of common stock and warrants for note conversions, June 2013	1,156	11	430	—	441
Issuance of common stock to investor, June 2013	100	1	24	—	25
Share-based compensation	—	—	916	—	916

Balance, June 30, 2013	43,049	$430	$2,767	$(4,475)	$(1,278)

See the accompanying notes to consolidated financial statements.

 VeriTeQ Acquisition Corporation and Subsidiaries

(A Development Stage Company)

Consolidated Statements of Cash Flows

(in thousands)

	For the Six- Months Ended June 30, 2013	For the Six- Months Ended June 30, 2012	From December 14, 2011 (Inception) to June 30, 2013

Cash flows from operating activities:

Net loss	$(2,852)	$(435)	$(4,475)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation	916	—	1,270
Amortization	297	84	505
Non-cash interest expense	413	8	531
Deferred income tax benefit	—	(274)	(800)
Change in accounts payable, accrued expenses and liability under shared services agreement	979	523	2,410
Net cash used in operating activities	(247)	(94)	(559)

Cash flows from investing activities:
Increase in other assets	(10)	—	(10)
Net cash used by investing activities	(10)	—	(10)

Cash flows from financing activities:
Proceeds from the issuances of notes payable and warrants	50	—	450
Proceeds from the issuance of common stock to investors	25	80	105
Proceeds from the issuance of common stock and warrants to investor	—	15	15
Net cash provided by financing activities	75	95	570

Net (decrease) increase in cash	(182)	1	1
Cash --- Beginning of period	183	—	—
Cash — End of period	$1	$1	$1

Supplemental disclosure of cash flow information:
Interest paid	—	—	—
Income taxes paid	—	—	—

See the accompanying notes to consolidated financial statements.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited)

1. Organization and Summary of Significant Accounting Policies

VeriTeQ Acquisition Corporation (“VeriTeQ”), a Florida corporation, was formed on December 14, 2011 and in January 2012, it acquired a wholly-owned subsidiary, PositiveID Animal Health Corporation, a Florida corporation, from PositiveID Corporation (“PSID”), a related party. In December 2012, VeriTeQ formed a subsidiary, VTQ IP Holding Corporation, a Delaware corporation. VeriTeQ and its subsidiaries are referred to together as, “VeriTeQ,” “the Company,” “we,” “our,” and “us”. Our business consists of ongoing efforts to provide implantable medical device identification and radiation dose measurement technologies to the healthcare industry.

The Company is in the development stage as defined by Accounting Standards Codification subtopic 915-10 Development Stage Entities ("ASC 915-10") and its success depends on its ability to obtain financing and realize its marketing efforts. To date, the Company has not generated sales revenues, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from December 14, 2011 (Inception) through June 30, 2013, the Company has accumulated losses of $4.5 million.

Summary of Significant Accounting Policies

Principles of Consolidation

The financial statements include our accounts and the accounts of our subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Presentation and Going Concern

The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We are in the development stage, have incurred operating losses since our inception and have a working capital deficit. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from this uncertainty.

Our goal is to achieve profitability and to generate positive cash flows from operations. Our capital requirements depend on a variety of factors, including but not limited to, the cash that will be required to grow our business operations and to service our debt. Failure to raise capital to fund our operations and to generate positive cash flow from such operations will have a material adverse effect on our financial condition, results of operations and cash flows.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of America (“U.S.”) requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions we may undertake in the future, they may ultimately differ from actual results. Included in these estimates are assumptions used in determining the lives of long-lived assets, in Black-Scholes-Merton (“BSM”) valuation models in estimating the fair value of stock-based compensation, promissory note with an embedded convertible option and royalty obligations and in determining valuation allowances for deferred tax assets, among others.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

Concentration of Credit Risk

We maintained our domestic cash in one financial institution during the six-months ended June 30, 2013 and 2012. Balances were insured up to Federal Deposit Insurance Corporation limits of $250,000 per institution. At times, cash balances may exceed the federally insured limits.

Stock-Based Compensation

At June 30, 2013, we had three stock-based employee compensation plans, which are described more fully in Note 7. In accordance with the Compensation – Stock Compensation Topic of the Codification, awards granted are valued at fair value and compensation cost is recognized on a straight line basis over the service period of each award.

Income Taxes

We adopted Accounting Standards Codification subtopic 740-10, Income Taxes ("ASC 740-10") which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as amortization of intangible assets, deferred officers' compensation and stock-based compensation. A valuation allowance is provided against net deferred tax assets where we determine realization is not currently judged to be more likely than not. We recognize and measure uncertain tax positions through a two-step process in accordance with the Income Taxes Topic of the Codification. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. Accordingly, we report a liability for unrecognized tax benefits resulting from the uncertain tax positions taken or expected to be taken in a tax return and recognize interest and penalties, if any, related to uncertain tax positions in income tax expense.

 Loss Per Common Share and Common Share Equivalent

Basic and diluted loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding for the period. Since we have incurred losses attributable to common stockholders, diluted loss per common share has not been computed by giving effect to all potentially dilutive common shares that were outstanding during the period. Dilutive common shares consist of incremental shares issuable upon exercise of stock options and warrants to the extent that the average fair value of our common stock for each period is greater than the exercise price of the derivative securities.

Impact of Recently Issued Accounting Standards

From time to time, the Financial Accounting Standards Board (“FASB”) or other standards setting bodies will issue new accounting pronouncements. Updates to the FASB Accounting Standards Codification (“ASC” or “Codification”) are communicated through issuance of an Accounting Standards Update (“ASU”).

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, an amendment to FASB ASC Topic 220. The update requires disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present either on the face of the statement of operations or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This ASU is effective prospectively for our fiscal years, and interim periods within those years beginning after December 15, 2012. We do not have other comprehensive income or loss and believe the adoption of this will not have a material impact on our financial statements.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

2. Acquisitions

Acquisition	Dates Acquired	Acquisition Price	Intangible Assets Acquired	Description of Assets
	(in thousands)
PositiveID Animal Health Corporation	1/11/12	$1,200	$1,200	Implantable RFID medical device technologies
Bio Sensor patents from PSID	8/28/12	$—	$—	Assignment of bio sensor patents
Asset Purchase Agreement from SNC Holding Corp.	12/3/12	$5,820	$5,820	Radiation dose monitoring technology for healthcare industry

PositiveID Animal Health Corporation

On January 11, 2012, we entered into a stock purchase agreement with PSID to acquire the outstanding stock of PSID’s wholly-owned subsidiary, PSID Animal Health Corporation (“PAH”). Our chairman and chief executive officer is the former chairman and chief executive officer of PSID. In addition, the current chairman and chief executive officer of PSID was a member of our board of directors until July 8, 2013.

Under the terms of the stock purchase agreement, we: (i) exchanged 4.0 million shares of our common stock, valued at approximately $0.3 million for the 5.0 million shares of outstanding stock of PAH; (ii) assumed the obligations under outstanding common stock options to acquire 6.9 million shares of PAH, which we converted into stock options to acquire 6.9 million shares of our common stock; (iii) issued a promissory note payable to PSID in the principal amount of $0.2 million with a stated interest rate of 5% per annum (the “PSID Note”); and (iv) assumed obligations under an existing development and supply agreement ; and (v) agreed to make royalty payments to PSID as more fully discussed below. We recorded a discount on the PSID Note of $60 thousand using a discount rate of approximately 11.9%. The PSID Note is secured by substantially all of the assets of PAH, pursuant to a Security Agreement dated January 11, 2012 (the “PSID Security Agreement”). The stock options assumed, which have an exercise price of $0.01 per share, were valued at $0.5 million based on the BSM valuation model using the following assumptions: expected term of 8.2 years, expected volatility of 126%, risk-free interest rate of 1.50%, and expected dividend yield of 0%.

In connection with the acquisition, we entered into a license agreement with PSID (the “Original License Agreement”) which grants us a non-exclusive, perpetual, non-transferable, license to utilize PSID’s bio sensor implantable radio frequency identification (RFID) device that is protected under United States Patent No. 7,125,382, “Embedded Bio Sensor System” (the “Patent”) for the purpose of designing and constructing, using, selling and offering to sell products or services related to our business, but excluding the GlucoChip or any product or application involving blood glucose detection or diabetes management. Pursuant to the Original License Agreement, PSID was to receive royalties in the amount of 10% on all gross revenues arising out of or relating to our sale of products, whether by license or otherwise, specifically relating to the Patent, and a royalty of 20% on gross revenues that are generated under a development and supply agreement between PSID and Medical Components, Inc. (“Medcomp”) dated April 2, 2009. The total cumulative royalty payments under the agreement with Medcomp will not exceed $0.6 million.

On June 26, 2012, the Original License Agreement was amended pursuant to which the license was converted from a non-exclusive license to an exclusive license, subject to our meeting certain minimum royalty requirements as follows: 2013 - $0.4 million; 2014 - $0.8 million; and 2015 and thereafter - $1.6 million.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

The total purchase price of PAH was allocated as follows (in thousands):

Intangibles:
Technology	$1,500
Customer relationship	500
Deferred tax liability	(800)
Net	$1,200

We paid for this acquisition as follows:

4.0 million shares of common stock issued and assumption of PAH options	$760
Estimated royalty obligations	300
Promissory note, net	140
$1,200

Based on our current estimates of the amount of royalty payments that we expect to pay under the MedComp agreement at the date of acquisition, we have accrued $0.3 million.

In determining the purchase price for PAH, we considered various factors including: (i) projected revenue streams from the assets acquired; (ii) the potential revenue stream from the existing customer relationship; and (iii) the opportunity for expanded research and development of the product offerings and the potential for new product offerings.

PAH had no business operations or process prior to the acquisition, and, accordingly, the acquisition was treated as an acquisition of assets and unaudited pro forma results of operations for the six-months ended June 30, 2012 are not presented. The assets acquired and consideration paid are recorded at their fair value on the date of the acquisition.

See Note 10 for a discussion of a shared services agreement between us and PSID.

Bio Sensor Patents

On August 28, 2012, we entered into an Asset Purchase Agreement (the “APA”) with PSID, whereby we purchased all of the intellectual property, including patents and patents pending, related to the PSID’s embedded bio sensor portfolio of intellectual property. Under the APA, PSID is to receive royalties in the amount of ten percent (10%) on all gross revenues arising out of or relating to our sale of products, whether by license or otherwise, specifically relating to the embedded bio sensor intellectual property, to be calculated quarterly with royalty payments due within 30 days of each quarter end. Minimum royalty requirements, which begin in 2013 and thereafter through the remaining life of any of the patents and patents pending, are identical to the minimum royalties due under the Original License Agreement, as amended.

Simultaneously with the APA, we entered into a license agreement with PSID granting PSID an exclusive, perpetual, transferable, worldwide and royalty-free license to the Patent and patents pending that are a component of the GlucoChip in the fields of blood glucose monitoring and diabetes management. In connection with the APA, the Original License Agreement, as amended June 26, 2012, was terminated. Also on August 28, 2012, the PSID Security Agreement was amended, pursuant to which the assets sold by PSID to us under the APA and the related royalty payments were added as collateral under the PSID Security Agreement.

We had no plans to develop or commercialize the Bio Sensor patents, and therefore, no value was ascribed to these patents. Further, we are not aware of a buyer or licensor for these patents.

On July 8, 2013, we and PSID amended the terms of the APA to eliminate the minimum royalty payments as more fully discussed in Note 13.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

Asset Purchase Agreement with SNC Holding Corp.

In December 2012, we entered into an asset purchase agreement and a royalty agreement with SNC Holding Corp. wherein we acquired various technology and trademarks related to our radiation dose measurement technology. Under the terms of the agreements, we issued a non-interest bearing subordinated convertible promissory note, with an embedded convertible option, in the principal amount of $3.3 million and agreed to make royalty payments based on a percentage of revenue earned from the technology acquired. In addition, under the terms of sublicense agreement related to the technology, we agreed to make a $20 thousand sublicense payment in February 2013 and to make minimum sublicense payments aggregating $0.2 million over the period from June 2014 to March 2017. The promissory note was recorded at its fair value of approximately $2.1 million and will be revalued at each reporting period with changes in the fair value recorded as other expense/income. The total purchase price, including estimated royalty obligations of $3.7 million, was approximately $5.8 million. Under the terms of our agreement with SNC Holding Corp., certain intellectual property purchased thereunder, including intellectual property related to our dosimeter products, would revert to SNC Holding Corp. in the event of: (i) a default under the promissory note; (ii) failure to pay the minimum royalty obligations; (iii) failure to perform our obligations with respect to commercializing the intellectual property acquired; or (iv) the occurrence of an unauthorized issuance as defined in the agreement.

The total purchase price of the assets acquired was allocated as follows (in thousands):

Intangibles:
Technology	$5,370
Trademarks	450
Total	$5,820

We paid for this acquisition as follows:

Estimated royalty obligations	$3,700
Note at fair value	2,100
Assumption of liabilities	20
Total	$5,820

The estimated fair value of the acquired intangible assets as presented above were determined using discounted cash flow methodology as more fully discussed in Note 3. The assets acquired and consideration paid are recorded at their fair value on the date of acquisition.

3. Intangible Assets

Intangibles and other assets consist of the following:

	June 30, 2013	December 31, 2012	Lives (in years)
	(in thousands)	(in thousands)
Technology, net of accumulated amortization of $381 and $136	$6,489	$6,734	14
Customer relationship, net of accumulated amortization of $105 and $69	395	431	7
Trademarks, net of accumulated amortization of $19 and $3	431	447	14
	$7,315	$7,612

Amortization of intangibles charged against income amounted to $0.3 million and $0.1 million for the six-months ended June 30, 2013 and 2012, respectively.

The estimated fair value of the acquired intangible assets of the acquisitions discussed in Note 2 were determined on the basis of patents and other proprietary rights for technologies, contract lives and estimated revenue, customer relationship and other factors related to forecasted results, and using discounted cash flow methodology using discount rates ranging from 25% to 45%. Under this method, we estimated the cash flows that each of these intangible assets are expected to generate over the course of their expected economic lives. Actual cash flows may differ significantly from these estimates. The expected economic lives of these intangible assets were determined based upon the expected use of the asset, the ability to extend or renew patents and other contractual provisions associated with the asset, the estimated average life of the associated products, the stability of the industry, expected changes in and replacement value of distribution networks, and other factors deemed appropriate.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

4. Accrued Expenses

The following table summarizes the significant components of accrued expenses:

	June 30, 2013	December 31, 2012
	(in thousands)
Accrued payroll and payroll related	1,170	709
Accrued legal	387	291
Accrued other expenses	85	72
Total accrued expenses	$1,642	$1,072

 5. Notes Payable

Notes payable and long-term debt consists of the following (in thousands):

	June 30, 2013	December 31, 2012
	(in thousands)
PSID Note for $200 dated January 11, 2012, bears interest at 5% per annum, net of discount of $33 and $43 was originally payable in monthly installments beginning January 11, 2013 through December 11, 2014. Note was amended in July 2013 to allow for conversion into common stock and extend payment terms. See Note 13.(1)	$166	$157
Demand note issued April 10, 2013, bears interest at 10% per annum, due on demand beginning June 1, 2013. Note was issued with warrants to acquire 500 shares of common stock with an exercise price of $0.25 per share. (1) (2)	50	—
Convertible term note for $125 issued September 25, 2012 net of discount of $31, bears interest at 10% per annum, is convertible into shares of common stock at $0.30 per share and matures on March 31, 2013. Note was issued with warrants to acquire 208 shares of common stock with an exercise price of $0.30 per share. Note was converted into common stock in March 2013. An additional 208 warrants with an exercise price of $0.30 per share were granted in March 2013 as an inducement to the conversion.(2)	—	94
Convertible term note for $125 issued October 12, 2012, net of discount of $39, bears interest at 10% per annum, is convertible into shares of common stock at $0.30 per shares and matures April 10, 2013. Note was issued with warrants to acquire 208 shares of common stock with an exercise price of $0.30 per share. Note was converted into common stock in June 2013. An additional 208 warrants with an exercise price of $0.30 per share were granted in June 2013 as an inducement to the conversion.(1)(2)	—	86
Convertible term note for $100 issued December 31, 2012, net of discount of $55, bears interest at 10% per annum, is convertible into shares of common stock at $0.30 per share and matures June 30, 2013. Note was issued with warrants to acquire 150 shares of common stock with an exercise price of $0.30 per share. Note was converted into common stock in June 2013. An additional 150 warrants with an exercise price of $0.30 per share were granted in June 2013 as an inducement to the conversion.(1) (2)	—	45
Convertible term note for $50 issued December 31, 2012, net of discount of $28, bears interest at 10% per annum, is convertible into shares of common stock at $0.30 per shares and matures June 30, 2013. Note was issued with warrants to acquire 75 shares of common stock with an exercise price of $0.30 per share. Note was converted into common stock in June 2013. An additional 75 warrants with an exercise price of $0.30 per share were granted in June 2013 as an inducement to the conversion.(1) (2)	—	22
Total notes payable	216	404
Less: Current maturities	175	326

Note payable long-term	$41	$78

Subordinated Convertible Note Payable elected at fair value:

Non-interest bearing subordinated convertible note payable with a principal amount of $3,300 dated December 3, 2012. Note is convertible into common stock equal to 1/3 of the shares beneficially held by the CEO on the date of conversion. Note was amended in July 2013 to extend the maturity date to June 2015. The note was recorded at its fair value and will be revalued at each reporting period with changes in the fair value recorded as other expense/income.	$2,137	$2,137

(1) These notes have been issued to related parties. See Note 10.

(2) The warrants are more fully described in Note 7.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

Interest expense was approximately $0.4 million and $13 thousand during the six-months ended June 30, 2013 and 2012, respectively, of which approximately $0.1 million and nil related to the beneficial conversion feature of the convertible notes for the six-months ended June 30, 2013 and 2012, respectively. The weighted average effective interest rate was approximately 36.07% and 17.6% for the six-months ended June 30, 2013 and 2012, respectively.

The fair value of warrants issued as an inducement to convert the notes was approximately $0.1 million and in included in interest expense.

6. Financial Instruments

Fair Value Measurements

We define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

During the six-months ended June 30, 2013 and 2012, we had no Level 1 or Level 2 assets or liabilities. The convertible note issued to SNC Holdings Corp., which has a convertible option embedded in the note, and the estimated royalty obligations were valued using Level 3 inputs.

Notes Payable and Long-Term Debt

The carrying amount approximates fair value based on management’s estimate of the applied discount rates and fair value adjustments. The subordinated convertible note with an embedded conversion option was discounted at 22.8% over 2 years.

Accounts Payable, Accrued Expenses, Liability to Related Party Under Shared Services Agreement

The carrying amount of these current liabilities approximates fair value because of the short term nature of these items.

Estimated Royalty Obligations

The carrying amount approximates management’s estimate of the present value of royalty obligations that will be paid, discounted at rates ranging from 25% to 60% for a period from 3 to 14 years.

The liabilities measured at fair value at December 31, 2012 and 2011 are classified as follows (in thousands):

	June 30, 2013			December 31, 2012
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

Liabilities:
Subordinated convertible note with an embedded conversion option	$—	$—	$2,137	$—	$—	$2,137
Royalty obligations	$—	$—	$4,000	$—	$—	$4,000

The following is a summary of activity of Level 3 liabilities for the six months ended June 30, 2013:

	Subordinated Note with Convertible Option	Estimated Royalty Obligations

Balance at December 31, 2012	$2,137	$4,000
Change in fair value	—	—

Balance at June 30, 2013	$2,137	$4,000	**

** Includes $35 of current royalty obligations included in accrued expenses at June 30, 2013.

7. Stockholders’ Deficit

Common Stock

At June 30 2013, we had authorized 100.0 million shares of common stock of which approximately 43.0 million were issued and outstanding. Of the issued and outstanding common stock, 29.2 million shares were issued to our founder and Chief Executive Officer.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

Warrants

We have issued warrants exercisable for shares of common stock for consideration, as follows (in thousands, except exercise price):

Series/ Issue Date	Warrants Authorized	Warrants Issued	Exercised/ Forfeited	Balance June 30, 2013	Exercise Price	Exercisable Period (years)
Series A /June 2012	500	500	—	500	$0.07	3
Series B / September 2012	208	208	—	208	$0.30	3
Series C / October 2012	208	208	—	208	$0.30	3
Series D / December 2012	75	75	—	75	$0.30	5
Series E /December 2012	150	150	—	150	$0.30	5
Series F / March 2013	208	208	—	208	$0.30	3
Series G / April 2013	500	500	—	500	$0.25	3
Series H / June 2013	434	434	—	434	$0.30	3
	2,283	2,283	—	2,283

The Series A warrants were issued in connection with a stock subscription agreement under which we also issued 0.2 million shares of our common stock to an investor. The Series A warrants are exercisable at any time during the exercisable periods. The Series A warrant agreement provides for the number of shares to be adjusted in the event of a stock split, a reverse stock split, a share exchange or other conversion or exchange event in which case the number of warrants and the exercise price of the warrants shall be adjusted on a proportional basis.

The Series B, C, D, E, F, G and H warrants were issued in connection with promissory notes, which are more fully described in Note 5. These warrants are exercisable at any time during the exercisable periods. The warrant agreements provide for the number of shares to be adjusted in the event of a stock split, a reverse stock split, a share exchange or other conversion or exchange event in which case the number of warrants and the exercise price of the warrants shall be adjusted on a proportional basis. The total value of these warrants of $0.3 million was amortized to interest expense over the life of the promissory notes and accordingly, we recorded $0.3 million and nil of non-cash interest expense related to these warrants during the six-months ended June 30, 2013 and 2012, respectively.

We determined the value of the warrants issued in 2012 and 2013 utilizing the following assumptions in the BSM valuation model:

Warrants Issued	Dividend Yield	Volatility	Expected Lives (Yrs.)	Risk-Free Rate	Date of the Assumptions
June 2012	0.00%	126.00%	3	.34%	June 1, 2012
September 2012	0.00%	126.00%	3	.35%	September 25, 2012
October 2012	0.00%	126.00%	3	.35%	October 12, 2012
December 2012	0.00%	126.00%	5	.72%	December 31, 2012
March 2013	0.00%	126.00%	3	.38%	March 18, 2013
April 2013	0.00%	126.00%	3	.34%	April 10, 2013
June 2013	0.00%	126.00%	3	.52%	June 1, 2013

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

Stock Option Activity

In accordance with the Compensation – Stock Compensation Topic of the Codification, awards granted are valued at fair value and compensation cost is recognized on a straight line basis over the service period of each award. Upon exercise of stock options, our policy is to issue new shares from its authorized but unissued balance of common stock outstanding that have been reserved for issuance under our stock option plans. A summary of the status of our three stock options plans as of June 30, 2013 is presented below.

With the acquisition of PAH in January 2012, we acquired a stock option plan, referred to as the PAH Plan. Under the PAH Plan, the number of shares authorized to be issued or sold, or for which options, Stock Appreciation Rights (“SARs”), or Performance Shares may be granted to our officers, directors, employees and consultants is approximately 6.9 million. As of June 30, 2013, approximately 6.7 million options have been granted, net of forfeitures, approximately 6.7 million options are outstanding, and 0.2 million shares are available for future issuance. The options were fully vested on the date of acquisition of PAH in January 2012. Of the outstanding options, 3.9 million expire in 2020 and 2.8 million expire in 2021.

Under our 2012 Stock Plan, the number of shares authorized to be issued or sold, or for which options, SARs, or Performance Shares may be granted to our officers, directors, employees and consultants is approximately 10.0 million. As of June 30, 2013, 1.4 million options have been granted, net of forfeitures, 1.4 million options are outstanding, and 4.2 million shares are available for future issuance. The options vest as determined by our board of directors and expire, on average, five years from the date of grant.

Under our 2013 Stock Plan, the number of shares authorized to be issued or sold, or for which options, SARs, or Performance Shares may be granted to our officers, directors, employees and consultants is approximately 10.0 million. As of June 30, 2013, 5.5 million options have been granted, net of forfeitures, 5.5 million options are outstanding, and 4.5 million shares are available for future issuance. The options vest as determined by our board of directors and are expire, on average, five years from the date of grant.

During the six months ended June 30, 2013 and 2012, we granted 5.5 million and 1 million options, respectively. The weighted average fair values of the options granted during the six months ended June 30, 2013 and 2012 were $0.25 and $0.06, respectively.

We account for our stock-based compensation plans in accordance with ASC 718-10, Compensation – Stock Compensation. Under the provisions of ASC 718-10, the fair value of each stock option is estimated on the date of grant using a BSM option-pricing formula, and amortizing that value to expense over the over the expected performance or service periods using the straight-line attribution method. The weighted average values of the assumptions used to value the options granted in the six-months ended June 30, 2013 under the 2013 Stock Plan were as follows: expected term of 5 years, expected volatility of 126%, risk-free interest rates of 0.83%, and expected dividend yield of 0%. The weighted average values of the assumptions used to value the options granted in the six-months ended June 30, 2012 under the 2012 Stock Plan were as follows: expected term of 5 years, expected volatility of 126%, risk-free interest rates of 0.74%, and expected dividend yield of 0%. The expected life represents an estimate of the weighted average period of time that options are expected to remain outstanding given consideration to vesting schedules and the Company’s historical exercise patterns. Expected volatility is estimated based on the historical volatility of similar companies’ common stock. The risk free interest rate is estimated based on the U.S. Federal Reserve’s historical data for the maturity of nominal treasury instruments that corresponds to the expected term of the option. The expected dividend yield is 0% based on the fact that we have never paid dividends and have no present intention to pay dividends.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

During the six-months ended June 30, 2013 and 2012, we recorded $0.6 million and nil, respectively, in compensation expense related to stock options granted to our directors, employees and consultants (who provide corporate support services).

A summary of the stock option activity for our stock options plans for 2013 is as follows (shares in thousands):

	Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2013	8,025	$0.06
Granted	5,500	0.30
Exercised	—	—
Forfeited or expired	(50)	0.30
Outstanding at June 30, 2013	13,475	0.16	6.0	$1,921	*
Vested or expected to vest at June 30, 2013	13,475	0.16	6.0	1.921	*
Exercisable at June 30, 2013	7,975	0.06	6.9	1,921	*

* The intrinsic value of a stock option is the amount by which the market value of the underlying stock exceeds the exercise price of the option. The market value of our common stock was $0.30 per share at June 30, 2013.

There were no stock option exercises during the six-months ended June 30, 2013 and 2012. At June 30, 2013, we had approximately 8.9 million shares available for issuance under our plans. The total fair value of options vested during the six-months ended June 30, 2013 and 2012, was approximately $0.4 million and nil, respectively. As of June 30, 2013, there was approximately $0.8 million of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under our plans. That cost is expected to be recognized over a weighted-average period of half a year.

 Restricted Stock Grants

In January 2013, we issued approximately 4.5 million shares of our restricted common stock to a member of our senior management. This restricted stock vests in January 2015. The total value of the restricted stock of approximately $1.4 million will be expensed over the vesting period. During the six-months ended June 30, 2013, we recorded $0.3 million in compensation expense related to the restricted stock. We did not have any restricted stock outstanding during the 2012 period.

8. Loss Per Share

A reconciliation of the numerator and denominator of basic and diluted loss per share is provided as follows, in thousands, except per share amounts:

	Six-Months Ended June 30, 2013	Six-Months Ended June 30, 2012
Numerator for basic and diluted loss per share:
Loss from continuing operations	$(2,852)	$(435)
Denominator for basic and diluted loss per share:
Basic and diluted weighted-average shares outstanding (1)	41,458	31,601
Loss per share — basic and diluted
Total — basic and diluted	$(0.07)	$(0.01)

(1)The following stock options and warrants and shares issuable upon conversion of convertible notes payable outstanding at June 30, 2013 and 2012 were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

	June 30, 2013	June 30, 2012
	(in thousands)
Stock options	13,475	7,625
Warrants	2,283	500
Shares issuable upon conversion of convertible notes payable	11,430	—
	27,188	8,125

9. Income Taxes

We did not have an income tax provision for the six-months ended June 30, 2013. The income tax benefit of $0.4 million for the six-months ended June 30, 2012 resulted from the utilization of deferred tax assets to offset a deferred tax liability associated with the PAH acquisition. We have incurred losses and therefore have provided a valuation allowance against our remaining net deferred tax asset.

Differences in the effective income tax rates from the statutory federal income tax rate arise from state and foreign income taxes (benefits), net of federal tax effects, and the increase or reduction of valuation allowances related to net operating loss carryforwards.

 10. Related Party Transactions

Shared Services Agreement with PSID

We entered into a shared services agreement (“SSA”) with PSID on January 11, 2012, pursuant to which PSID agreed to provide certain services, including administrative, rent, accounting, business development and marketing, to us in exchange for $30,000 per month. The SSA has also included working capital advances from time to time. The term of the SSA commenced on January 23, 2012. The first payment for such services was not payable until we received gross proceeds of a financing of at least $500,000. On June 25, 2012, the level of resources provided under the SSA was reduced and the agreement was amended, pursuant to which all amounts owed to PSID under the SSA as of May 31, 2012 were converted into 2,285,779 shares of our common stock valued at $0.2 million. In addition, effective June 1, 2012, the monthly charge for the shared services under the Shared Services Agreement was reduced from $30,000 to $12,000.

On August 28, 2012, the SSA was further amended to align with the level of services being provided, pursuant to which, effective September 1, 2012, the monthly charge for the shared services under the SSA was reduced from $12,000 to $5,000. On April 22, 2013, we and PSID entered into a non-binding letter agreement in which PSID agreed to provide up to an additional $60,000 of support during April and May 2013. As of June 30, 2013 and December 31, 2012, we owed PSID $0.3 million and $0.1 million, respectively, for shared services and working capital advances.

Investment from Digital Angel Corporation Director

As discussed more fully in Note 13, following Digital Angel Corporation’s (“Digital Angel”) approval of the Share Exchange (defined below), we approached Digital Angel for a small, short-term bridge loan or equity investment. In light of the many conditions to closing, Digital Angel’s board decided not to make the loan or investment. Digital Angel’s then interim chief executive officer and president and then chairman of Digital Angel’s board, Daniel E. Penni, agreed to make a $25,000 equity investment in us. As a result of such investment in June 2013, Mr. Penni owned 100,000 shares of our common stock, which have been exchanged for 954 shares of Digital Angel’s Series C Preferred Stock (defined below). Mr. Penni continues to serve as a member of Digital Angel’s board.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

Notes Payable

During 2012 and 2013, we issued notes payable to certain directors, officers and a relative of a director. These notes are further discussed in Note 5.

11. Commitments and Contingencies

Employment Arrangements

We had the following employment arrangements effective as of June 30, 2013:

Employment Agreement with Scott R. Silverman

Effective January 1, 2012, we and our CEO, Mr. Scott R. Silverman entered into the Employment and Non-Compete Agreement (the “2012 Employment Agreement”). The 2012 Employment Agreement terminated five years from the effective date. The 2012 Employment Agreement provided for an annual base salary in 2012 of $300,000 with minimum annual increases of 10% of the base salary and an annual bonus equal to the annual base salary then in effect. Mr. Silverman was also entitled to an annual non-allocable expense payment of $45,000 each year and other fringe benefits. If Mr. Silverman’s employment was terminated prior to the expiration of the term of the 2012 Employment Agreement, Mr. Silverman was to receive (i) all earned but unpaid salary and bonuses; (ii) the greater of the base salary from the date of termination through December 31, 2016 or two times the base salary; and (iii) the average bonus paid by us to Mr. Silverman for the last three full calendar years (or such lesser time period if the 2012 Employment Agreement was terminated less than three years from the effective date), plus certain fringe benefits required to be paid by us. In addition, the 2012 Employment Agreement contained a change of control provision that provided for the payment of five times the then current base salary and five times the average bonus paid to Mr. Silverman for the three full calendar years immediately prior to the change of control, as defined in the 2012 Employment Agreement. Any outstanding stock options and restricted stock held by Mr. Silverman as of the date of his termination or a change of control became vested and exercisable as of such date, and remained exercisable during the remaining life of the option. Mr. Silverman’s 2012 Employment Agreement was terminated effective July 8, 2013 at which time Mr. Silverman entered into a new employment agreement as more fully discussed in Note 13.

Employment Agreement with Randolph Geissler

On January 2, 2013, we entered into an employment agreement with our president, Mr. Randolph Geissler with an effective date of September 1, 2012 (the “Geissler 2012 Agreement”). The Geissler 2012 Agreement called for an annual base salary of $200,000 and discretionary annual and incentive bonuses. The term of the Geissler 2012 Agreement was two years from the effective date and could be extended by mutual consent of the parties. The Geissler 2012 Agreement also provided for the issuance on January 2, 2013 of 4.5 million restricted shares of our common stock, which vested the earlier of January 2, 2015 or a change of control of the Company. Payments of compensation under the Geissler 2012 Agreement commenced within 30 days of us receiving a capital investment from any third party in excess of $5.0 million, the first payment of which was to be retroactive to September 1, 2012 and included any and all sums due and owing to Mr. Geissler at that time. Upon termination of the Geissler 2012 Agreement by Mr. Geissler or us, Mr. Geissler was entitled to receive any earned but unpaid salary and bonuses and all outstanding stock options and restricted stock was to be forfeited. Upon termination of the agreement by us without cause, Mr. Geissler was also entitled to receive certain fringe benefits through December 2014. Upon a change of control as defined in the agreement, Mr. Geissler was entitled to receive any earned but unpaid salary and bonuses and any outstanding stock options and restricted stock was to vest and the stock options were to remain exercisable through the life of the option. The Geissler 2012 Agreement was terminated effective July 8, 2013 at which time Mr. Geissler entered into a new employment agreement as more fully discussed in Note 13.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

12. Supplemental Cash Flow Information

We had the following non-cash operating, investing and financing activities (in thousands):

	For the Six-Months Ended June 30, 2013	For the Six-Months Ended June 30, 2012
Non-cash operating activities:
Issuance of shares of common stock to settle the partial payment of payable under a shared services agreement with PSID	$—	$160
Non-cash investing and financing activities:
Acquisition of assets for common stock, assumption of stock options and a promissory note	$—	$1,200
Notes and accrued interest related to notes conversion to common stock	420	—

13. Subsequent Events

Share Exchange Agreement with Digital Angel

On June 24, 2013, we and our stockholders entered into a share exchange agreement (the “Exchange Agreement”) with Digital Angel and on July 8, 2013, we closed the transaction. Pursuant to the terms of the Exchange Agreement, we exchanged all of our issued and outstanding shares of common stock for 4,107,592 shares of Digital Angel’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”). On July 10, 2013, Digital Angel realized that it incorrectly issued the Series B Preferred Stock and as result, on July 12, 2013, it exchanged the Series B Preferred Stock for 410,759 shares of its newly created Series C convertible preferred stock, par value $10.00 (the “Series C Preferred Stock”). The terms of the Series C Preferred Stock are substantially similar to the Series B Preferred Stock, including the aggregate number of shares of common stock into which the Series C Preferred Stock is convertible. Each share of Series C Preferred Stock will be converted into twenty shares of Digital Angel’s common stock, par value $0.01 per share (the “Conversion Shares”), automatically upon the effectiveness of the Reverse Stock Split (as defined below) (such transaction is sometimes to referred to herein as the “Share Exchange”). In addition, all outstanding stock options to purchase shares of our common stock, whether or not exercisable or vested, will be converted into options to acquire shares of Digital Angel’s common stock (the “Substitute Options”), and all outstanding warrants to purchase shares of our common stock will be converted into warrants to purchase shares of Digital Angel’s common stock (the “Converted Warrants”). As a result of the Share Exchange and the issuance of the Substitute Options and the Converted Warrants, we became a wholly-owned subsidiary of Digital Angel, and our shareholders owned on July 12, 2013 approximately 91% of Digital Angel’s common stock, on an as converted, fully diluted basis (including outstanding stock options and warrants). Based on the terms of the transaction, we were the accounting acquirer and as a result, going forward, our operating results became the historical operating results of Digital Angel.

The Series C Preferred Stock consists of 500,000 authorized shares, 410,759 of which have been issued. The shares of Series C Preferred Stock issued to our shareholders in connection with the Share Exchange will, by their principal terms:

(a)

convert into a total of 8,215,184 Conversion Shares, at which time the Conversion Shares will constitute approximately 88% of the issued and outstanding shares of common stock of Digital Angel, following the “Reverse Stock Split” (as defined below);

(b)	have the same voting rights as holders of Digital Angel’s common stock on an as-converted basis for any matters that are subject to stockholder vote;
(c)	not be entitled to any dividends; and
(d)	be treated pari passu with the common stock on liquidation, dissolution or winding up of Digital Angel.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

On July 12, 2013, Digital Angel obtained approval from a majority of its shareholders for and will effectuate a one for thirty (1:30) reverse stock split (the “Reverse Stock Split”). The Reverse Stock Split would cause the total number of shares of common stock outstanding, including the shares underlying the Series C Preferred Stock, to equal 9,286,007 shares of Digital Angel based on the shares outstanding on September 4, 2013. The Reverse Stock Split will not affect the number of shares of Digital Angel’s authorized common stock.

In connection with the Share Exchange, Digital Angel is also going to change its name to “VeriTeQ Corporation.”

On July 12, 2013, pursuant to the Exchange Agreement, a majority of Digital Angel’s voting stockholders adopted resolutions by written consent approving the Digital Angel Corporation 2013 Stock Incentive Plan, under which employees, including officers and directors, and consultants may receive awards.

New Employment Agreements of Executive Officers

In connection with the closing of the transaction with Digital Angel, Digital Angel’s former board of directors approved employment agreements with Messrs. Silverman and Geissler.

Employment Agreement between Digital Angel and Scott R. Silverman

Effective with the closing of Exchange Agreement, Digital Angel and Mr. Silverman entered into a new employment agreement (the “Silverman Employment Agreement”) appointing Mr. Silverman as the chief executive officer of Digital Angel, effective as of July 8, 2013 until December 31, 2016. Under the Silverman Employment Agreement, Mr. Silverman will receive a base salary of $330,000, which base salary will be reviewed annually and is subject to a minimum increase of 5% per annum during each calendar year of the term. During the term, Mr. Silverman will be eligible to receive an annual bonus, subject to approval of the board, ranging from 0% to 100% of earned base salary based on performance metrics and goals determined annually by the board. Mr. Silverman is also entitled to (i) an annual non-allocable expense payment of $30,000 payable in two equal installments on or before April 1st and October 1st of each year; (ii) reimbursement of $1,000 per month towards automobile lease or financing payments; (iii) reimbursement of disability insurance of up to $1,000 per month; and (iv) reimbursement of health benefits of up to $5,000 per year.

Under the Silverman Employment Agreement, Digital Angel agreed to satisfy certain currently unpaid contractual obligations under Mr. Silverman’s December 2012 Employment Agreement aggregating $912,116 (the “Silverman Contractual Obligations”) if Digital Angel receives gross proceeds of an aggregate of $3,000,000 in cash in any capital investment or capital raise or series of capital investments or capital raises. The Silverman Contractual Obligations shall be payable as follows: (i) one-third (1/3rd) in cash and (ii) two-thirds (2/3rds) in shares of restricted Digital Angel common stock, based on the closing price of a share of Digital Angel’s common stock on the closing date of the investment.

If Mr. Silverman’s employment is terminated prior to the expiration of the term, certain payments become due. In the event Mr. Silverman is terminated with cause or he terminates for any reason other than good reason, Mr. Silverman is entitled to receive (i) earned or accrued but unpaid, base salary, through the date of termination, (ii) any bonus earned or accrued and vested, but unpaid, (iii) the economic value of the employee’s accrued, but unused, vacation time, and (iv) any unreimbursed business expenses incurred by the employee (collectively, the “Accrued Obligations”). In the event Mr. Silverman is terminated without cause or he terminates for good reason, Mr. Silverman is entitled to receive the Accrued Obligations and a termination payment equal to his base salary from the date of termination through December 31, 2016, plus the average annual bonus paid over the last three (3) full calendar years (or 60% of his base salary if the Silverman Employment Agreement is terminated before Mr. Silverman has been employed for three full years), plus certain benefits as set forth in the Silverman Employment Agreement.

In addition, the Silverman Employment Agreement contains a change of control provision that provides for the payment of 299% of Mr. Silverman’s base salary plus 299% of the average annual bonus paid over the last three (3) full calendar years (or 60% of base salary if the Silverman Employment Agreement is terminated before Mr. Silverman has been employed for three full years). Any outstanding stock options and unvested restricted stock held by Mr. Silverman as of the date of termination (other than for cause or by Mr. Silverman without good reason) or a change of control shall become vested and exercisable as of such date, and remain exercisable during the life of the option. In the event Mr. Silverman is terminated for cause or terminates without good reason, any unvested options and restricted stock awards shall terminate and all vested options shall remain exercisable for a period of ninety (90) days. The Silverman Employment Agreement also contains non-compete and confidentiality provisions which are effective from the date of employment through eighteen months from the date the Silverman Employment Agreement is terminated.

VeriTeQ Acquisition Corporation

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (unaudited) (continued)

Employment Agreement between the Company and Randolph K. Geissler

Effective with the closing of Exchange Agreement, Digital Angel and Mr. Geissler entered into a new employment agreement (the “Geissler Employment Agreement”) appointing Mr. Geissler as president of Digital Angel, effective as of July 8, 2013. The Geissler Employment Agreement is for a term of two (2) years and is renewable for additional one (1) year periods upon mutual agreement. Under the Geissler Employment Agreement, Mr. Geissler will receive a base salary of $200,000, which base salary will be reviewed annually and is subject to a minimum increase of 5% per annum each calendar year. Mr. Geissler will be eligible to receive an annual bonus, subject to approval of the board, ranging from 0% to 100% of earned base salary based on performance metrics and goals determined annually by the board.

Under the Geissler Employment Agreement, the Company agreed to satisfy certain currently unpaid contractual obligations under Mr. Geissler’s January 2, 2013 employment agreement of $166,666 (the “Geissler Contractual Obligations”) if Digital Angel receives gross proceeds of an aggregate of $3,000,000 in cash in any capital investment or capital raise or series of capital investments or capital raises. The Geissler Contractual Obligations shall be payable as follows: (i) one-third (1/3rd) in cash and (ii) two-thirds (2/3rds) in shares of restricted Digital Angel common stock, based on the closing price of a share of Digital Angel’s common stock on the closing date of the investment.

If Mr. Geissler’s employment is terminated for cause or he terminates for any reason other than good reason, Mr. Geissler is entitled to receive the Accrued Obligations. In the event Mr. Geissler is terminated without cause or he terminates for good reason, or is terminated as a result of a change of control, Mr. Geissler is entitled to receive the Accrued Obligations and a termination payment equal to his base salary plus a target bonus of 60% of his base salary. Any outstanding stock options and unvested restricted stock held by Mr. Geissler as of the date of termination (other than for cause or by Mr. Geissler without good reason) or a change of control shall become vested and exercisable as of such date, and remain exercisable during the life of the option. In the event Mr. Geissler is terminated for cause or terminates without good reason, any unvested options and restricted stock awards shall terminate and all vested options shall remain exercisable for a period of ninety (90) days. The Geissler Employment Agreement also contains non-compete and confidentiality provisions which are effective from the date of employment through one year from the date the Geissler Employment Agreement is terminated.

Letter Agreement with PSID

On July 8, 2013, we entered into a letter Agreement with PSID (the “July Letter Agreement”) to amend certain terms of several agreements between PSID and us. The July Letter Agreement amended certain terms of the SSA entered into between PSID and us on January 11, 2012, as amended, the APA entered into on August 28, 2012, as amended, and the PSID Note dated January 11, 2012, in favor of PSID in the principal amount of $200,000. Digital Angel has agreed to assume the obligations under the PSID Note in connection with the Share Exchange as of the date of the July Letter Agreement.

The July Letter Agreement defines the conditions of:

(i)

The termination of the SSA, including payment of approximately $290,000 owed from us to PSID on July 8, 2013 as soon as possible with any unpaid balance due and payable upon our completing a capital raise in excess of $3 million. In the event the balance is unpaid at October 31, 2013, interest will accrue at a rate of 10% per annum.

(ii)

The elimination of minimum royalties payable to PSID under the APA in their entirety. In the event that royalty payments under the APA based on our attainment of certain sales levels are not at least $800,000 for the calendar year 2014, PSID shall have the option to require us to transfer the patents acquired to PSID. If PSID chooses to not exercise this option, PSID shall have the option to receive a non-exclusive perpetual, worldwide, fully paid license to said patents.

(iii)

An amendment to the PSID Note, with a principal and interest balance of $228,000 on July 8, 2013, to provide that no interest will accrue on the PSID Note from July 8, 2013 to September 30, 2013 and to include a conversion feature under which the PSID Note may be repaid, at the Company’s option, in Digital Angel’s common stock in lieu of cash.

Pursuant to the terms of the July Letter Agreement, Digital Angel is in the process of issuing 1.5 million shares of its common stock in connection with the repayment of the PSID Note and has agreed to issue an additional 3,073,800 shares of common stock as soon as possible thereafter. The shares to be issued by Digital Angel to PSID under the July Letter Agreement will be issued in private placement in reliance upon the exemption from the registration requirements set forth in the Act provided for in Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated by the SEC thereunder.